Exhibit 21.1
HOME BANCSHARES, INC.
DIRECT AND INDIRECT SUBSIDIARIES
AS OF DECEMBER 31, 2024

Name of Subsidiary	State of Incorporation/ Organization
Centennial Bank	Arkansas
Centennial Insurance Agency, Inc. d/b/a Insurance Mart, Inc.	Arkansas
Cook Insurance Agency, Inc.	Florida
Freedom Insurance Group, Inc.	Arkansas
Centennial AL Holdings, Inc.	Alabama
Centennial NY Holdings, Inc.	New York
Centennial REIT, Inc.	New York
Centennial Capital, Inc.	New York
Boomer Air, LLC	Arkansas
Centennial AAC NMTC Fund, LLC	Arkansas
GoldStar Trust Company	Arkansas
1908 Properties, LLC	Texas
HBI Insurance, Inc.	Arkansas

955127.2